Pricing Supplement No.1 Dated February 10, 2000
(To Prospectus Dated January 6, 2000 and
  Prospectus Supplement Dated January 31, 2000)

                                                                 Rule 424 (b)(3)
                                                          Registration Statement
                                                                   No. 333-91953

                              U.S.$12,000,000,000

                            FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due More Than

                           9 Months From Date of Issue

                  Ford Motor Credit Company has designated $500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Banc of America Securities LLC, Bear, Stearns & Co. Inc., Chase Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated severally have agreed to purchase $500,000,000 aggregate principal amount of the Notes at a price of 99.588% of their principal amount for resale at an initial public offering price of 99.963% of their principal amount. After the initial public offering, the offering price may be changed.

         Issue Date:                      February 15, 2000

         Maturity Date:                   February 15, 2007

         Principal Amount:                $500,000,000

         Interest Rate:                   7.75% per annum

         Interest Payment Dates:          Semiannually on the 15th day of each
                                          February and August, commencing
                                          August 15, 2000


   Banc of America Securities LLC                   Bear, Stearns & Co. Inc.
   Chase Securities Inc.                            Goldman, Sachs & Co.
                               Merrill Lynch & Co.